EXHIBIT 19.1
RALPH LAUREN CORPORATION
SECURITIES TRADING POLICY
Effective as of March 4, 2002 (last revised May 16, 2024)
I.Purpose
To describe Ralph Lauren Corporation’s (the “Company”) standards concerning the handling of non-public information relating to the Company and the buying and selling of securities of the Company, and to promote compliance with U.S. securities laws.
II.Persons Affected
This Policy applies to all members of the Board of Directors, officers and employees of the Company and its subsidiaries and any affiliates of the Company designated from time to time by the Company, as well as contractors or consultants who have access to material nonpublic information about the Company. The restrictions set forth in Part VI (pre-clearance) apply only to directors, executive officers and certain designated officers and employees. If you are unsure whether you are subject to the restrictions set forth in Parts VI, please send an email to RLTrading@ralphlauren.com.
The same restrictions described in this Policy also apply to your spouse, minor children, anyone else living in your household, partnerships in which you are a general partner, trusts of which you are a trustee, estates of which you are an executor (collectively “Related Parties”). You will be responsible for compliance with this Policy by your Related Parties.
For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include purchases or sales of Company stock, bonds, options, puts and calls, derivative securities based on securities of the Company, gifts of Company securities, loans of Company securities, hedging transactions involving or referencing Company securities, contributions of Company securities to a trust, sales of Company stock acquired upon the exercise of stock options, broker-assisted cashless exercises of stock options, market sales to raise cash to fund the exercise of stock options and trades in Company stock made under an employee benefit plan, such as a 401(k) plan.
III.Policy Statement
If you possess material nonpublic information (as further discussed below) relating to the Company, neither you nor any Related Party:
•may effect transactions in securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as described in Part VII below) or engage in any other action that take advantage of that information;

•may pass that information on to any person outside the Company, except as permitted under applicable Company policies and procedures;
•suggest or otherwise recommend that any person effect a transaction in securities of the Company or engage in any other action that takes advantage of that information; or
•assist anyone engaged in any of the foregoing activities.
This Policy will continue to apply after termination of employment to the extent that you are in possession of material nonpublic information at the time of termination. In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.
This Policy also applies to information, obtained in the course of employment with, or by serving as a director of, the Company, relating to any other company, including:
•our customers, clients or suppliers,
•any entity with which we may be negotiating a major transaction or business combination, or
•any entity as to which we have an indirect or direct control relationship or a designee on the board of directors.
Neither you nor any Related Party may effect transactions in the securities of any such other company while in possession of material nonpublic information concerning such company that was obtained in the course of employment with the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in a company’s securities. Information that could reasonably be expected to affect a company’s stock price, whether positive or negative, is therefore “material”. Common examples of information that will frequently be regarded as material are:
•projections of future earnings or losses, or other guidance concerning earnings;
•the fact that earnings are inconsistent with consensus expectations;
•a pending or proposed merger, joint venture, acquisition or tender offer;
•a significant sale of assets or the disposition of a subsidiary or business unit;
•changes in dividend policies or the declaration of a stock split or the offering of additional securities;

•changes in senior management or other key employees;
•significant new products or services;
•significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
•impending bankruptcy or other financial liquidity problems;
•a material cyber incident that has not been disclosed;
•changes in legislation affecting our business; and
•the gain or loss of a substantial customer or supplier.
20-20 Hindsight. Remember, if your transaction in securities of the Company becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.
Tipping Information to Others. Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, you must not pass the information on to others. The penalties for insider trading apply whether or not you derive, or intend to derive, any profit or other benefit from another’s actions.
When Information is Public. You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the Securities and Exchange Commission (the “SEC”), and the marketplace has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the end of the first business day after the information is released. Thus, if information is released on a Monday, trading should not take place until Wednesday. However, if the information in question is contained in a regular quarterly earnings release and the release is issued prior to the opening of the market on a given day, trading may take place on the first business day following the day of release.
Transactions under Company Plans. Although this Policy does not generally apply to the exercise of employee stock options (other than cashless exercises as described below), it does apply to the sale of common stock received upon exercise. This Policy applies however to the sale as part of a broker-assisted cashless exercise of a stock option and the market sale for the purpose of raising cash to fund the exercise of an option or to pay taxes.

IV.Company Blackout Periods
The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, in order to avoid any appearance that its directors, officers, employees and other insiders are trading while aware of material nonpublic information, all directors, executive officers and employees will be subject to quarterly blackouts on trading.

The Company has established the following “blackout periods” in relation to the publication of its annual and quarterly results: (a) the period commencing two weeks prior to the end of each of the Company’s fiscal quarters and ending on the first trading day after public announcement of the Company’s financial results; and (b) for directors and executive officers, to the extent and during the periods as the Chief Legal Officer or his or her designee may direct, including as required by Section 306 of the Sarbanes-Oxley Act of 2002 or its implementing regulations.
You should be aware that the blackout periods described above may be modified by the Company at any time. In addition, the Company may from time to time determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the blackout periods and, accordingly, may notify you of additional closed periods at any time. For example, a short blackout period may be imposed shortly before issuance of interim earnings guidance. Those subject to blackout period requirements will receive notice of any modification by the Company of the closed period policy or of any additional prohibition on trading during a non-blackout period. Persons subject to the blackout period restrictions who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period.
The prohibition shall also not apply with respect to a public offering of Company securities specifically authorized by the Company’s board of directors or duly authorized board committee.
See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.
V.Additional Prohibited Transactions
Because we believe it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, directors, officers and employees of the Company, and their Related Parties, are prohibited from engaging in any of the following activities with respect to securities of the Company:
1.“In and out” trading in securities of the Company. Any Company stock purchased in the open market must be held by directors and officers who have been designated by the Company to be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), for a minimum of six months and, ideally, longer. (Note that the Securities Exchange Commission has a short-swing profit recapture rule that effectively prohibits Section 16 Officers and directors from selling any stock of the Company within six months of a purchase and conversely from purchasing any stock of the Company within six months of a sale.)
1.Purchases of stock of the Company on margin. You may not purchase securities of the Company on margin or pledge, or otherwise grant a security interest in, securities of the Company in margin accounts.
2.Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery). The SEC effectively prohibits directors and officers from selling Company securities short. This Policy is simply expanding this prohibition to cover all employees.

3.“Hedging” and Pledging of Company Stock. No insider, including any director, officer or employee of the Company, shall purchase or sell, or make any offer to purchase or offer to sell derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange traded options to purchase or sell the Company’s securities (so called “puts” and “calls”) or financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities. In addition, no director or Section 16 Officer of the Company shall hold the Company’s securities in a margin account, or maintain or enter into any arrangement that, directly or indirectly, involves pledging the Company’s securities as collateral for a loan.
VI.Pre-Clearance of Securities Transactions
To provide assistance in preventing inadvertent violations of the law (which could result, for example, from failure by directors and officers subject to reporting obligations under Section 16 of the Exchange Act to meet such obligations) and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we have implemented the following procedure:
All transactions in securities of the Company (purchases, sales, transfers, etc.) by the following persons and their Related Parties:
◦all members of the Board of Directors of the Company;
◦all employees in management level K and above;
◦all employees in the Finance Department;
◦all employees in the Legal Department; and
◦all employees in the People Department
must be pre-cleared through RLTrading@ralphlauren.com.
Pre-clearance is required for these individuals for all transactions involving RL stock, including all cashless exercises of stock options, purchases of RL stock on the open market, and sale of RL stock not held with the Company’s Stock Administrator. You must seek pre-clearance through RLTrading@ralphlauren.com at least two business days (or such shorter period as the Chief Legal Officer or his or her designee may determine) in advance, before contacting your broker or taking any other step to initiate a cashless exercise or other transaction in stock of the Company, and, in view of the fact that sales of option stock are likely to occur following an exercise, you are encouraged to pre-clear all option exercises.
Pre-clearance is the Company’s authorization for you to effect a transaction in shares of the Company’s stock. After you are pre-cleared, you are not obligated to sell or purchase these shares until you contact the Company’s Stock Administrator to complete your transaction. Pre-clearance authorizations will be valid only for three business days following the approval date. If a transaction for which clearance has been granted is not effected within such three business day period, the transaction must again be pre-cleared.

To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-clearance will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.
See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.
VII.10b5-1 Plans
The SEC has adopted a safe harbor rule, Rule 10b5-1, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented and all of the procedural conditions of the Rule must be satisfied to avoid liability.
Rule 10b5-1 plans allow transactions for the account of an insider to occur during blackout periods or while the insider has material nonpublic information provided the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party. The insider must establish the plan at a time when he or she is not in possession of material nonpublic information and the insider may not exercise any subsequent influence over how, when or whether to effect transactions. In addition to other specified conditions, a Rule 10b5-1 plan would specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price and date) or would otherwise not permit the insider to exercise any subsequent influence over how, when or whether to effect the sales. After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information.
The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout period rules set forth in Part IV of this Policy. Transactions effected pursuant to a properly established Rule 10b5-1 plan however will not be subject to the blackout periods under Part IV of this Policy.
The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Part VI of this Policy at the time the plan is established, modified or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the Company’s Chief Legal Officer or his or her designee. Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act.

VIII.Post-Termination Transactions
This Policy continues to apply to transactions in securities of the Company even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in securities of the Company until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance of Securities Transactions” above, however, will cease to apply to transactions in securities of the Company upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.
IX.Waivers
The Company’s Chief Legal Officer may, on a case-by-case basis, authorize waivers of certain provisions of this policy, provided that the person who wishes to effect such a transaction has, at least two business days prior to the anticipated transaction date, notified the Company in writing of the circumstances and the amount and nature of the proposed transaction, and, if requested by the Chief Legal Officer, has also certified to the Company that they are not in possession of material nonpublic information concerning the Company.
X.Assistance
Any person who has any questions about this Policy or about specific transactions may send an email to RLTrading@ralphlauren.com. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and to ask before acting if you are unsure.